Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Devon Energy Corporation:

We consent to the incorporation by reference in the registration statement (File Nos. 333-68694, 333-47672, 333-44702, 333-104922, 333-104933, 333-103679, 333-127630, 333-159796, 333-179181, 333-182198, 333-204666 and 333-218561) on Form S-8 and the registration statement (File No. 333-220462) on Form S-3 of Devon Energy Corporation of our report dated February 20, 2019, with respect to the consolidated balance sheets of Devon Energy Corporation as of December 31, 2018 and 2017, the related consolidated comprehensive statement of earnings, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of December 31, 2018, which report appears in the December 31, 2018 annual report on Form 10‑K of Devon Energy Corporation.

Our report refers to a change in its method of accounting for revenues from contracts with customers in 2018 due to the adoption of Accounting Standards Update 2014-19, Revenue from Contracts with Customers (ASC 606).

/s/ KPMG LLP

Oklahoma City, Oklahoma

February 20, 2019